Exhibit 4.11

FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company – Scorpio Gold Corporation (the “Company”), #750 – 1095 W Pender Street, Vancouver, BC V6E 2M6

Item 2.	Date of Material Change – July 25, 2025.

Item 3.	News Release – A news release dated July 25, 2025 was disseminated through the facilities of Newsfile Corp. and subsequently filed under the Company’s profile on www.sedarplus.ca.

Item 4.	Summary of Material Change – The Company announces it has granted Equity Grant Awards to consultants and employees of the Company.

Item 5.	Full Description of Material Change – Please see full news release in attached Schedule “A”.

Item 6.	Reliance on Section 7.1(2) or (3) of National Instrument 51-102 – Not applicable.

Item 7.	Omitted Information – Not applicable.

Item 8.	Executive Officer – Zayn Kalyan, CEO of the Company, is knowledgeable about the material changes and this report. Mr. Kalyan can be contacted at (604) 252-2672.

Item 9.	Date of Report –July 25, 2025.

SCHEDULE “A”

NEWS RELEASE DATED JULY 25, 2025

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